PRESS RELEASE

                            UNITED COMMUNITY BANCORP
                             ANNOUNCES CASH DIVIDEND

         Lawrenceburg, Ind., October 25, 2007 - United Community Bancorp (the "Company") (Nasdaq: UCBA) today announced that its Board of Directors declared a quarterly cash dividend of $0.08 per share, payable on or about November 30, 2007 to stockholders of record as of the close of business on November 12, 2007.

         United Community MHC, the Company's mutual holding company parent, intends to file notice with the Office of Thrift Supervision of its intent to waive receipt of the dividend. The waiver is subject to the OTS not objecting to it.

         United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates six offices in Dearborn County, Indiana.



Contact:

United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822